March 15, 2006

aerotelesis, Inc.
11150 W. Olympic Blvd.
Suite 860
Los Angeles, California 90064

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2 (File No. 333-132081) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 36,440,636 shares of common stock, par value $0.001 per share, of aerotelesis, Inc., a Delaware corporation (the “Company”).

The Registration Statement includes for registration 27,457,010 shares of common stock (the “Debenture Shares”) underlying a convertible debenture (the “Convertible Debenture”) issued to Cornell Capital Partners, L.P. (“Cornell”), 1,000,000 shares of common stock previously issued to Cornell as a commitment fee (the “Commitment Fees Shares”), and 2,650,000 shares of common stock (the “Warrant Shares”) underlying a warrant (the “Warrant”) issued to Cornell. The Debenture Shares, the Commitment Fees Shares and the Warrant Shares shall be referred to collectively as the “Cornell Shares”. In addition to the Cornell Shares, the Company is registering 5,333,626 shares of its common stock which was previously issued to certain other stockholders (the “Other Stockholders’ Shares”). The Cornell Shares and the Other Stockholders’ Shares shall be referred to collectively as the “Shares”.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the corporate action of the Company that provided for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

March 15, 2006

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that:

(i) the Debenture Shares are duly authorized for issuance by the Company upon the conversion of the Convertible Debenture and the Warrant Shares are duly authorized for issuance upon the exercise of the Warrant and when paid for as described in the Prospectus included in the Registration Statement, the Cornell Shares will be validly issued, fully paid and nonassessable; and

(ii) the Other Stockholders’ Shares were duly authorized for issuance by the Company and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Sincerely,

/s/Kirkpatrick & Lockhart Nicholson Graham LLP
Kirkpatrick & Lockhart Nicholson Graham LLP